EXHIBIT 99.1

Tandy Brands Reports Fiscal 2014 First Quarter Earnings Results

DALLAS, Nov. 14, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its first quarter ended September 30, 2013.

Net sales for the first quarter of fiscal 2014 were $19.9 million, a decrease of twenty three percent versus the prior year first quarter. Accessories segment net sales were $17.7 million for the first quarter, a decline of $2.3 million from the same quarter of fiscal 2013. The decline reported in the accessories segment net sales was a result of higher sales of exited product categories in the prior year and lower levels of replenishment orders by one of the Company's largest customers during the current year. Net sales for the gifts segment were $2.3 million for the first quarter of fiscal 2014, a decrease of $3.6 million over the prior year, primarily due to later timing of gifts shipments during the current year and higher sales of exited products in the prior year. The later timing was driven by delays in obtaining financing for holiday 2013 sales and certain retailers delaying deliveries.

First quarter fiscal 2014 gross margin as a percentage of net sales was 27.8 percent, compared to 31.6 percent in the first quarter of fiscal 2013. Accessories segment margins were 28.2 percent in the fiscal 2014 first quarter compared to 33.9 percent in the same quarter last year. The decline was due to increased material and freight costs in the current year and higher sales to close out customers, which were a result of the Company's prior year restructuring plan. Gifts segment gross margin was 24.4 percent, compared to 24.0 percent in the first quarter of fiscal 2013. The increase in gift gross margin percentage was driven by lower customer deductions and freight costs in the current year.

Total selling, general and administrative (SG&A) expenses of $5.1 million for the first quarter of fiscal 2014 were $3.8 million, or 42 percent, lower than the first quarter of fiscal 2013. SG&A as a percentage of net sales improved to 25.6 percent, down from 34.2 percent over the same period last year. The reductions were primarily due to decreased expenses such as compensation costs and variable selling and distribution costs.

"Our first quarter results reflect the cost savings and lower margins we expected as we continue to liquidate exited products in connection with our previously announced restructuring plan," said Roger Hemminghaus, Chief Executive Officer of Tandy Brands. "Furthermore, results for the quarter were impacted by delays in our Holiday 2013 deliveries of gifts products which resulted from closing our new credit facilities 60 days later than expected."

For the first quarter, the Company reported a net loss of $1.0 million, or $0.13 per diluted share, compared to a net loss of $1.3 million, or $0.18 per diluted share, in the prior year period. Adjusted net loss was $1.3 million, compared to an adjusted net loss of $1.2 million in the prior year period. Adjusted EBITDA improved by $0.6 million to $0.1 million adjusted EBITDA compared to an adjusted EBITDA loss of $0.5 million in the prior year period.

Financial Position

The Company ended the 2014 first quarter with $11.9 million in working capital, including $6.4 million of receivables, $31.0 million of inventories, and short-term borrowings of $18.3 million.

Net cash used for operating activities was $5.0 million lower than the prior year period primarily due to lower current year inventory and other assets due to later receipt of holiday 2013 gift inventory resulting from delays in obtaining financing. Net cash provided by financing activities was $4.7 million lower than the prior year period due to lower net borrowings under credit facilities due to receiving gift inventories later in the current year period.

The Company reported it was in violation of certain weekly availability covenants with its senior lender.

"In early October typhoon Fitow struck Northern China causing production delays in several gift factories which delayed production, receipt and shipments to our retailers by three to five weeks," said Hemminghaus. "As a consequence, our October shipments by week, as reset by our senior lender in the first amendment, were later than planned, triggering weekly covenant violations. At this time we are in discussions with our senior lender concerning the violations, but can provide no assurances as to the outcome of those discussions."

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts and small leather goods. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, the Company's ability to successfully capitalize on its restructuring initiatives, the Company's ability to return to profitability, the Company's ability to service its debt, the Company's ability to comply with covenants contained in its financing arrangements, the current default under the Company's senior credit agreement, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, continued good relationships with suppliers, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations and Comprehensive Loss
(in thousands except per share amounts)

	Three Months Ended
	September 30
	2013	2012
Net sales	$ 19,919	$ 25,871
Cost of goods sold	14,380	17,692
Gross margin	5,539	8,179
Selling, general and administrative expenses	5,093	8,854
Depreciation and amortization	347	483
Total operating expenses	5,440	9,337
Operating income (loss)	99	(1,158)
Interest expense	(1,133)	(292)
Other (expense) income	(6)	36
Loss before income taxes	(1,040)	(1,414)
Income tax benefit	(82)	(129)
Net loss	$ (958)	$ (1,285)
Other comprehensive income (loss):
Currency translation adjustments	86	229
Total comprehensive loss	$ (872)	$ (1,056)
Loss per share:
Basic	$ (0.13)	$ (0.18)
Diluted	$ (0.13)	$ (0.18)
Weighted average common shares outstanding:
Basic	7,161	7,134
Diluted	7,161	7,134

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	September 30	June 30	September 30
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 677	$ 518	$ 176
Accounts receivable, net	6,407	4,605	11,703
Inventories, net	31,048	21,361	49,943
Inventory deposits	346	837	1,029
Other current assets	2,177	1,757	3,093
Total current assets	40,655	29,078	65,944
Property and equipment, net	4,146	4,373	5,439
Other assets:
Intangibles	989	1,100	3,936
Other assets	1,704	625	893
Total other assets	2,693	1,725	4,829
	$ 47,494	$ 35,176	$ 76,212
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 6,725	$ 9,294	$18,907
Accrued compensation	906	776	1,174
Accrued expenses	1,655	2,204	1,623
Accrued restructuring charges	1,105	2,086	--
Senior credit facility and term loan	15,097	9,058	24,380
Purchase order financing facility	2,157	--	--
Notes payable - current	1,072	--	--
Total current liabilities	28,717	23,418	46,084
Other liabilities:
Notes payable - non-current	7,905	--	--
Other liabilities	4,113	4,150	4,218
Total other liabilities	12,018	4,150	4,218

Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,162 shares, 7,130 shares and 7,134 shares issued and outstanding, respectively	7,162	7,130	7,134
Additional paid-in capital	34,132	34,141	34,148
Accumulated deficit	(36,105)	(35,147)	(17,255)
Other comprehensive income	1,570	1,484	1,883
Total stockholders' equity	6,759	7,608	25,910
	$ 47,494	$ 35,176	$ 76,212

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Three Months Ended
	September 30
	2013	2012
Cash flows used for operating activities:
Net loss	$ (958)	$ (1,285)
Adjustments to reconcile net loss to net
cash used for operating activities:
Deferred income taxes	2	(21)
Doubtful accounts receivable provision	2	10
Depreciation and amortization	409	547
Stock compensation expense	22	51
Amortization of debt costs	136	31
Other	--	(37)
Changes in assets and liabilities:
Accounts receivable	(1,792)	(4,626)
Inventories	(9,641)	(21,075)
Other assets	(1,621)	(381)
Inventory deposits	491	6,078
Accounts payable	6,403	7,958
Accrued expenses and restructuring charges	(1,444)	(196)
Net cash used for operating activities	(7,991)	(12,946)
Cash flows used for investing activities:
Purchases of property and equipment	(70)	(325)
Sales of property and equipment	--	208
Net cash used for investing activities	(70)	(117)
Cash flows provided by financing activities:
Change in cash overdrafts	--	374
Borrowings under purchase order financing facility	2,742	--
Repayments under purchase order financing facility	(585)	--
Net borrowings under senior credit facility	6,039	12,570
Net cash provided by financing activities	8,196	12,944
Effect of exchange-rate changes on cash and cash equivalents	24	78
Net increase (decrease) in cash and cash equivalents	159	(41)
Cash and cash equivalents beginning of year	518	217
Cash and cash equivalents end of period	$ 677	$ 176
Supplemental disclosure of non-cash financing activities:
Conversion of accounts payable to subordinated notes payable	$ 8,977	$ --

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, investments in new licenses and other one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net loss to the adjusted EBITDA disclosures.

	Three Months Ended
	September 30
	2013	2012
Net loss	$ (958)	$ (1,285)
Income taxes	(82)	(129)
Interest expense	1,133	292
Depreciation and amortization	347	483
Other expense (income)	6	(36)
Investment in new licenses	84	95
Gain on licensing settlement	(524)	--
Severances and other restructuring costs	61	71
Adjusted EBITDA (loss)	$ 67	$ (509)

We have provided our adjusted net loss disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net loss to the adjusted net loss disclosure.

	Three Months Ended
	September 30
	2013	2012
Net loss	$ (958)	$ (1,285)
Investment in new licenses	84	95
Gain on licensing settlement	(524)	--
Severances and other restructuring costs	61	71
Property sale gain	--	(37)
Adjusted net loss	$ (1,337)	$ (1,156)
Common shares outstanding assuming dilution	7,161	7,134
Adjusted net loss per common share assuming dilution	($0.19)	($0.16)
CONTACT: Tandy Brands Accessories, Inc.
         Roger Hemminghaus
         Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200